UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 24, 2012

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK		73134
(Address of principal executive offices)		(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01. Completion of Acquisition or Disposition of Assets.

Gulfport Energy Corporation (“Gulfport”) previously reported that on December 17, 2012 it entered into a purchase and sale agreement (the “Original Agreement”) with Windsor Ohio, LLC (“Windsor Ohio”), pursuant to which Windsor Ohio agreed to sell, assign, transfer and convey to Gulfport approximately 30,000 net acres in the Utica Shale in Eastern Ohio for approximately $302 million. On December 19, 2012, as previously reported by Gulfport, the Original Agreement was amended (the “Amendment”) to provide for Gulfport’s acquisition of approximately 7,000 additional net acres in the Utica Shale from Windsor Ohio for approximately $70 million, resulting in a total cash consideration of approximately $372 million, subject to certain adjustments. The Original Agreement, as amended by the Amendment, is referred to herein as the “Agreement.” On December 24, 2012, Gulfport completed the acquisition of the approximately 37,000 net acres contemplated by the Agreement (the “Acquisition”). Gulfport funded the Acquisition with a portion of the net proceeds from an underwritten public offering of its common stock that closed on December 24, 2012. Under the Agreement, approximately $53.9 million has been placed in escrow pending completion of title review after the closing.

Gulfport acquired its initial acreage in the Utica Share in February 2011 and has subsequently acquired additional acreage in the area. Windsor Ohio participated with Gulfport in the acquisition of these leases. Upon closing of the Acquisition, Gulfport acquired additional interests in these leases from Windsor Ohio. As a result of the Acquisition, Gulfport increased its leasehold interests in the Utica Shale to approximately 137,000 gross (106,000 net) acres, excludes 14 existing wells, along with certain acreage surrounding each well. All of the acreage acquired by Gulfport in the Acquisition is currently nonproducing. Gulfport is the operator of all of this acreage, subject to existing development and operating agreements between the parties. Windsor Ohio is an affiliate of Wexford Capital LP (“Wexford”). Mike Liddell, Gulfport’s Chairman of the Board, is the operating member of Windsor Ohio. All distributions made by Windsor Ohio are first paid to the Wexford members in accordance with their respective ownership interests in Windsor Ohio until they have received amounts equal to their respective capital contributions. Thereafter, distributions are made 90% to the Wexford members in accordance with their respective ownership interests and 10% to Mr. Liddell. Upon closing of the Acquisition, Mr. Liddell received approximately $2.9 million in distributions from Windsor Ohio corresponding to his 10% interest described above. The Acquisition was approved by a special committee of Gulfport’s Board of Directors, which engaged independent financial advisors and counsel to assist with its review.

The preceding summary of the Agreement and the Acquisition is qualified by reference to the full text of the Original Agreement, a copy of which was filed as an exhibit to Gulfport’s Current Report on Form 8-K on December 18, 2012, and the Amendment, a copy of which was filed as an exhibit to Gulfport’s Current Report on Form 8-K on December 20, 2012, both of which are incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: December 28, 2012	By:	/s/ MICHAEL G. MOORE
Michael G. Moore
Chief Financial Officer